Exhibit 4.8
IHS MARKIT LTD. DEFERRED SHARE UNIT GRANT NOTICE AND
DEFERRED SHARE UNIT AGREEMENT
UNDER THE
IHS MARKIT LTD. 2014 EQUITY INCENTIVE AWARD PLAN
IHS Markit Ltd., an exempted company incorporated under the laws of Bermuda (the “Company”), pursuant to its 2014 Equity Incentive Award Plan (the “Plan”) and the Non-Employee Director Equity Compensation Policy (the “Policy”), hereby grants to the individual listed below (“you” or the “Holder”) an award of Deferred Share Units (“DSUs”) indicated below, which DSUs represent the original cash retainer fees awarded to you in your capacity as a Non-Employee Director and which you have elected to convert into DSUs. This award of DSUs, together with any accumulated Dividend Equivalents as provided herein (the “Award”), is subject to all of the terms and conditions as set forth herein and in the Deferred Share Unit Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan and the Policy, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Deferred Share Unit Grant Notice (the “Grant Notice”) and the Agreement.

Holder:
Non -Employee Director ID:
Grant Date:
Number of DSUs:
Delivery Schedule:
Subject to the terms and conditions of the Agreement and notwithstanding anything to the contrary in the Plan or the Policy, the Shares underlying the DSUs (together with any accumulated Dividend Equivalents) shall be delivered to you based on your deferral election on (i) the tenth (10th) day following your Termination of Service as a Non-Employee Director for any reason, including for death or Disability, or (ii) three years following the year in which the original cash retainer fees were earned, with the delivery date being the date of the annual general meeting of the Company’s shareholders (such earlier date, the “DSU Delivery Date”).

By your submission of your electronic acceptance of the Award or, if required by applicable law or by current Company practice, by your signature below, subject to this Grant Notice as designated by the Company, you agree to be bound by the terms and conditions of the Plan, the Policy, the Agreement and this Grant Notice. You agree to access copies of the Plan, the prospectus governing the Plan and the Policy (collectively, the “Plan Documents”) on the Company’s intranet or on the website of the Company's designated brokerage firm. Paper copies are also available upon request to the Secretary of the Company at the Company's corporate offices. YOU MUST ACCEPT THIS AWARD BY THE DATE DETERMINED AND COMMUNICATED TO YOU BY THE COMPANY BUT IN ANY EVENT NO LATER THAN TWO (2) MONTHS AFTER THE GRANT DATE OR THE AWARD WILL AUTOMATICALLY BE CANCELLED.
You have reviewed this Grant Notice, the Agreement and the Plan Documents in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice or accepting the Award subject hereto and fully understand all provisions of this Grant Notice, the Agreement, the Policy and the Plan. You agree to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to the Plan, the Policy, this Grant Notice or the Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Grant Notice effective as of the Grant Date.

HOLDER Participant Name By: __________________________ Print Name: Address:

EXHIBIT A
TO DEFERRED SHARE UNIT GRANT NOTICE
DEFERRED SHARE UNIT AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached and in connection with your service as a Non-Employee Director on the Board of Directors of the Company (the “Board”), the Company has granted to you the right to receive a number of DSUs set forth in the Grant Notice, together with Dividend Equivalents, if any, to the extent provided in Section 2(f) below, subject to all of the terms and conditions set forth in this Agreement and the Grant Notice. The Award is also subject to the terms and conditions of the Plan and the Policy, which are each incorporated herein by reference. In the event of any inconsistency between the Plan, the Policy and this Agreement, the terms of the Plan and the Policy shall control, in that order. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice, as applicable.
Terms and Conditions
1.    Grant of DSUs. Effective as of the grant date set forth in the Grant Notice (the “Grant Date”), and subject to the restrictions, terms and conditions set forth in the Plan, the Policy and this Agreement, the Company has granted to you, pursuant to the Grant Notice and the Plan, the number of DSUs set forth in the Grant Notice and accumulated Dividend Equivalents, if any, to the extent provided in Section 2(f) below. Each DSU represents the right to receive one Share at the time provided for herein, together with any Dividend Equivalent issued in respect thereof. Your right to receive Shares and Dividend Equivalents, if any, under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.
2.    DSUs.
(a)    Rights as a Shareholder. You shall have no rights of a shareholder with respect to the Shares represented by DSUs, including, but not limited to, the right to vote and to receive dividends, unless and until such Shares are transferred to you pursuant to the Plan, the Policy and this Agreement.
(b)    Delivery Schedule. Subject to the other terms and conditions of this Agreement and in compliance with Section 409A of the Code and any other regulation that may govern deferred compensation, the DSUs and accumulated Dividend Equivalents, if any, to the extent provided in Section 2(f) below, shall be delivered in accordance with the delivery schedule set forth in the Grant Notice (but will remain subject to the terms of this Agreement and the Plan). There shall be no proportionate or partial delivery in the periods prior to each DSU Delivery Date and all delivery shall occur only on the applicable DSU Delivery Date.
(c)    Settlement. Subject to the terms of this Agreement, the Policy and the Plan, the Shares and accumulated Dividend Equivalents, if any, to the extent provided in Section 2(f) below, shall be delivered and paid to you on the DSU Delivery Date. In the event that you are a resident of a country where applicable local law requires the Award to be settled in cash, the Company will settle the DSUs and accumulated Dividend Equivalents, if any, to the extent provided in Section 2(f) below, in a cash payment to you. In its sole discretion, the Company may elect to deliver the Shares to you by book-entry in the Company’s books or by electronic delivery to a brokerage account established for your benefit at a financial/brokerage firm selected by the Company. You agree to complete and sign any documents and take any additional action that the financial/brokerage firm designated by the Company may request to enable the Company to deliver the Shares on your behalf.
(d)    Restriction on Transfer of DSUs. DSUs, and the Shares underlying such DSUs, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by you until the DSU Delivery Date; provided, however, that they may be transferrable to (1) a member of your immediate family (as defined in Rule 16a-1 under the Exchange Act); (2) to a trust in which one or more permitted transferees described in clause (1) in the aggregate have more than fifty percent (50%) of the beneficial interest and (3) a charitable foundation in which you and one or more of the permitted transferees described in clause (1) in the aggregate control the management of assets.

(e)    Certain Legal Restrictions. The Plan, the Policy, this Agreement, the granting and settlement of the DSUs and Dividend Equivalents, if any, to the extent provided in Section 2(f) below, and any obligations of the Company under the Plan, the Policy and this Agreement, shall be subject to all applicable federal, foreign, provincial, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed.
(f)    Dividend Equivalents. During the period from the Grant Date through the date on which Shares underlying DSUs are issued to you pursuant to Sections 2(b) and 2(c), the Company may credit the Holder with Dividend Equivalents equal to the dividends the Holder would have received if the Holder had been the actual record owner of the underlying Shares on each dividend record date. If a dividend on the Shares is payable wholly or partially in Shares, the Dividend Equivalent representing that portion shall be in the form of additional DSUs, credited on a one-for-one basis. If a dividend on the Shares is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall also be in the form of cash, and the Holder shall be treated as being credited with any cash dividends, without earnings, until settlement pursuant to Section 2(c) above. If a dividend on Shares is payable wholly or partially in a form other than cash or Shares, the Committee may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances. Dividend Equivalents shall be subject to the same terms and conditions as the DSUs originally awarded pursuant to the Grant Notice, this Agreement, the Policy and the Plan, and they shall be settled as if they had been granted at the same time as the original DSU Award.
(g)    Corporate Events. Except as otherwise provided in the Grant Notice, this Agreement or the Policy, the provisions of Section 13.2 of the Plan shall apply to the DSUs and Dividend Equivalents, if any, to the extent provided in Section 2(f).
3.    Withholding of Taxes. You acknowledge that you are responsible to pay any and all applicable tax obligations, including withholding and other taxes, which may be due as a result of receipt of this Award or the settlement and payout of the DSUs that you receive under this Award. You acknowledge and agree that the payment of such tax obligations may be made by any one or a combination of the following methods, as determined by the Company or the Committee: (a) the Company’s repurchase of Shares to be issued upon settlement of the DSUs; (b) the sale of Shares acquired upon settlement of the DSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (c) direct payment by you to the Company; (d) payroll withholding from your wages or other cash compensation paid to you by the Company; or (e) any other method as the Company or Committee may elect in compliance with the Plan, the Code and applicable law. The Fair Market Value of the Shares that are repurchased, if applicable, will be determined as of the date when the taxes otherwise would have been withheld in cash, and will be applied as a credit against the taxes.
Depending on the withholding method, the Company may withhold or account for withholding taxes by considering applicable minimum statutory withholding rates or other applicable withholding rates, including applicable maximum rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the common share equivalent. If the obligation for taxes is satisfied by the repurchase of Shares, you are deemed to have been issued the full number of Shares subject to the DSUs, notwithstanding that a number of the Shares are repurchased by the Company solely for the purpose of paying the taxes.
You acknowledge that the ultimate liability for all tax obligations legally due by you is and remains your responsibility.
If you are subject to tax liabilities in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company may be required to withhold or account for tax liability in more than one jurisdiction.

4.    Provisions of Plan and Policy Control. This Agreement is subject to all the terms, conditions and provisions of the Plan and the Policy, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan and the Policy as may be adopted by the Committee and as may be in effect from time to time. The Plan and the Policy are each incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the terms set forth in the Plan or the Policy, the terms set forth in the Plan and the Policy shall control, in that order of priority, and this Agreement shall be deemed to be modified accordingly.
5.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Holder with respect to the subject matter hereof.
6.    Notices. Any notice or communication given hereunder shall be in writing or by electronic means as set forth in Section 13 below and, if in writing, shall be deemed to have been duly given: (i) when delivered in person; (ii) five (5) business days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):
If to the Company, to:
Corporate Human Resources
IHS Markit
15 Inverness Way East
Englewood, Colorado 80112
Telephone No. 303-397-7977
E-mail: stock@ihsmarkit.com
If to the Holder, to the address on file with the Company.
7.    Data Protection. By participating in the Plan and entering into this Agreement, you hereby acknowledge the holding and processing of personal information provided by you to the Company, any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining your records; (ii) providing information to the Company, Affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any Affiliate; (iv) using information for communication and other administrative purposes; and (v) transferring information about the Holder to any country or territory that may not provide the same protection for the information as the Holder’s home country. Personal information may include, but shall not be limited to:

•
Personal data: Name, address, telephone number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport or visa information, age, language skills, driver’s license information, birth certificate and Non-Employee Director ID number.

•
Information: Curriculum vitae or resume, earnings history, references, job title, service or severance agreement, plan or benefit enrollment forms and elections and equity compensation or benefit statements.

•	Financial information: Current earnings and benefit information, personal bank account number, brokerage account information, tax related information and tax identification number.

The Company may, from time to time, process and transfer this or other information for internal compensation and benefit planning (specifically, for enrollment purposes in the Plan and the administration of the Plan), to determine training needs, to develop a global human resource database and to evaluate skill utilization.
8.    Acquired Rights. In accepting the Award, you acknowledge that:
(a)    Nothing contained in this Award shall confer upon you the right to be nominated for re-election to the Board;
(b)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
(c)    the Award of DSUs is voluntary and occasional and does not create any contractual or other right to receive future Awards of DSUs, or benefits in lieu of DSUs even if DSUs have been awarded repeatedly in the past;
(d)    all decisions with respect to future Awards, if any, will be at the sole discretion of the Board or, as designated, the Committee;
(e)    your participation in the Plan is voluntary;
(f)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(g)    the value of Shares acquired on settlement of DSUs may increase or decrease in value; and
(h)    no claim or entitlement to compensation or damages shall arise from any diminution in value of the DSUs or Shares received upon the settlement of the DSUs and you irrevocably release the Company and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.
9.    Language. If you have received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
10.    Power of Attorney. The Company (including its successors and assigns) is hereby appointed the attorney-in-fact, with full power of substitution, of the Holder for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Holder, may in the name and stead of the Holder, make and execute all conveyances, assignments and transfers of the DSUs, Dividend Equivalents, other property issued in respect of such DSUs, Shares and any property provided for herein, and the Holder hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Holder shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.
11.    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

12.    Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
13.    Mode of Communications. The Holder agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its Affiliates may deliver in connection with this grant of DSUs, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Holder further agrees that electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.
14.    No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
15.    Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. The illegality, unenforceability or invalidity of any provision of this Agreement shall not affect the legality, enforceability or validity of any other provision of this Agreement.
16.    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
17.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts of New York located in the borough of Manhattan in New York City in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit, or proceeding in the manner provided in Section 6 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
18.    Miscellaneous.
(a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any Affiliate, and require such successor to expressly assume and agree in writing to perform, this Agreement.
(b)    No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

19.    Section 409A and Section 457A. To the extent the Committee determines that any payment under this Agreement is subject to Section 409A or Section 457A of the Code, the provisions of Section 13.10 of the Plan (including, without limitation, the six-month delay relating to “specified employees”) shall apply.